Exhibit 99.1

CPSI Announces Third Quarter 2015 Results

Company Announces Regular Quarterly Cash Dividend of $0.64 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--October 29, 2015--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $44.6 million;
  12-month backlog of $170.7 million;
  Earnings per diluted share of $0.31;
  Cash provided by operations of $8.9 million; and
  Quarterly dividend of $0.64 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the third quarter and nine months ended September 30, 2015.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.64 (sixty-four cents) per share, payable on November 27, 2015, to stockholders of record as of the close of business on November 12, 2015.

Total revenues for the third quarter ended September 30, 2015, were $44.6 million, compared with total revenues of $53.3 million for the prior-year third quarter. Net income for the third quarter ended September 30, 2015, was $3.5 million, or $0.31 per diluted share, compared with $9.4 million, or $0.83 per diluted share, for the third quarter ended September 30, 2014. Cash provided by operations for the third quarter of 2015 was $8.9 million, compared with $11.6 million for the prior-year third quarter. Cash collections for the third quarter of 2015, were $43.1 million, compared with cash collections of $52.4 million for the prior-year third quarter.

Included in the third quarter results are $2.0 million in severance expenses resulting from a voluntary retirement program that the Company carried out during the quarter. The Company also realized $1.1 million in bad debt expense during the third quarter as a result of severe collectability determinations regarding two customers, one of which ceased operations during the quarter and one of which declared bankruptcy.

Total revenues for the nine months ended September 30, 2015, were $137.9 million, compared with total revenues of $158.5 million for the prior-year period. Net income for the nine months ended September 30, 2015, was $15.0 million, or $1.32 per diluted share, compared with $26.2 million, or $2.34 per diluted share, for the nine months ended September 30, 2014. Cash provided by operations for the first nine months of 2015 was $26.3 million, compared with $26.1 million for the prior-year period. Cash collections for the first nine months of 2015 were $140.8 million, compared with cash collections of $153.9 million for the prior-year period.

CPSI’s 12-month backlog as of September 30, 2015, was $170.7 million, consisting of $34.2 million in non-recurring system purchases and professional services and $136.5 million in recurring payments for support, Business Management Services, Cloud EHR Contracts and professional services.

The Company is revising full year 2015 guidance and now anticipates total revenues of $184 million to $186 million and net income of approximately $20.0 million to $20.4 million, or $1.77 to $1.81 per diluted share.

Commenting on the results for the third quarter of 2015, Boyd Douglas, president and chief executive officer of CPSI, said, “We are disappointed in our system sales revenue performance in 2015. However, we continue to believe this is a result of a prolonged post-Meaningful Use lull in the community hospital EHR spending environment. On a positive note, a growing number of our new Evident hospital clients are choosing to implement in a cloud environment, resulting in SAAS-based payment terms and, therefore, long-term recurring revenue recognition. Additionally, we are pleased to see an increase in new system sales activity, as we signed seven new Evident hospital clients in the quarter, and our prospective customer pipeline increased for the third consecutive quarter.”

Douglas continued, “TruBridge had another strong quarter – both operationally and in new customer sales. In particular, sales of our coding services continued to expand, with 24 new hospital clients added in the third quarter.”

In closing, Douglas added, “During the quarter, we increased our focus on cost controls. In addition, primarily as a result of managed employee turnover and hiring practices, voluntary severance, and upcoming employee benefit changes, we anticipate a reduction in our annual fixed expense structure by approximately $6.0 million for 2016. As a result of these cost control measures, continued strong TruBridge growth, and an expected return to Evident system sales growth, we are optimistic that CPSI will resume delivering long-term earnings growth to our shareholders in 2016.”

CPSI will hold a live webcast to discuss third quarter 2015 results today, Thursday, October 29, 2015, at 4:30 p.m. Eastern time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company’s website, www.cpsi.com.

About CPSI

CPSI is a leading provider of healthcare solutions for community hospitals. Founded in 1979, CPSI is the parent of two companies – Evident, LLC and TruBridge, LLC. Evident provides comprehensive electronic health record (EHR) solutions for community hospitals. TruBridge focuses exclusively on providing business, consulting, and managed IT services to community healthcare organizations, regardless of their IT vendor. For more information, visit www.cpsi.com, www.evident.com, or www.trubridge.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected sales, earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; government regulation of the healthcare and health insurance industries; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Sales revenues:
System sales	$9,072	$20,756	$33,925	$61,873
Support and maintenance	19,022	18,244	56,096	54,943
Business management, consulting and managed IT services	16,523	14,327	47,922	41,659
Total sales revenues	44,617	53,327	137,943	158,475

Cost of sales:
System sales	9,726	11,087	30,177	33,573
Support and maintenance	6,654	7,454	20,656	21,955
Business management, consulting and managed IT services	10,626	9,526	30,517	28,073
Total cost of sales	27,006	28,067	81,350	83,601
Gross profit	17,611	25,260	56,593	74,874

Operating expenses:
Sales and marketing	3,002	3,561	9,306	11,159
General and administrative	10,348	7,524	26,806	23,483
Total operating expenses	13,350	11,085	36,112	34,642

Operating income	4,261	14,175	20,481	40,232
Other income	137	69	335	94
Income before taxes	4,398	14,244	20,816	40,326
Provision for income taxes	859	4,889	5,865	14,150
Net income	3,539	9,355	14,951	26,176
Less: Net income attributable to participating securities (unvested restricted stock)	(67)	(152)	(319)	(404)
Net income attributable to common stockholders	$3,472	$9,203	$14,632	$25,772

Basic and diluted earnings per share	$0.31	$0.83	$1.32	$2.34

Weighted average shares outstanding used in basic and diluted per common share computations	11,091	11,028	11,074	11,019

COMPUTER PROGRAMS AND SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	Sept. 30, 2015	Dec. 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,633	$23,792
Investments	10,833	10,703
Accounts receivable, net of allowance for doubtful accounts of $1,192 and $1,253, respectively	22,342	23,102
Financing receivables, current portion, net	12,613	18,112
Inventories	1,488	1,431
Deferred tax assets	2,723	2,319
Prepaid income taxes	1,188	1,120
Prepaid expenses and other	1,625	937
Total current assets	80,445	81,516

Property and equipment, net	15,020	17,039
Financing receivables, net of current portion	1,922	770
Deferred tax assets	457	-
Total assets	$97,844	$99,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,814	$3,990
Deferred revenue	3,879	5,891
Accrued vacation	4,019	3,931
Other accrued liabilities	7,315	4,349
Total current liabilities	20,027	18,161

Deferred tax liabilities	-	383

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,303 and 11,209 shares issued and outstanding	11	11
Additional paid-in capital	42,770	38,983
Accumulated other comprehensive loss	(11)	(19)
Retained earnings	35,047	41,806
Total stockholders’ equity	77,817	80,781
Total liabilities and stockholders’ equity	$97,844	$99,325

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Other Supplemental Information
(In thousands)

The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash Flow Information
Net cash provided by operating activities	$8,910	$11,596	$26,325	$26,069
Net cash used in investing activities	(73)	(534)	(564)	(770)
Net cash used in financing activities	(7,452)	(6,348)	(21,920)	(19,021)

Free Cash Flow
Net cash provided by operating activities	$8,910	$11,596	$26,325	$26,069
Less: Purchases of capital assets	-	(495)	(447)	(751)
Free cash flow	$8,910	$11,101	$25,878	$25,318

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of capital assets. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer